Exhibit 10.1

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT (this “Agreement”), dated as of November 30, 2022, is entered into among Fortis Advisors LLC, in its capacity as the hired representative and for the benefit of the former stockholders of First Wave Bio, Inc. (in such capacity, “Fortis”), First Wave BioPharma, Inc. f/k/a AzurRx BioPharma, Inc. (the “Company”), and the individuals named on the signature page hereto (the “Individuals”).

WHEREAS, the Company, Alpha Merger Sub (“Merger Sub”) and First Wave Bio, Inc. (“FWB”) entered into an Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), pursuant to which, among other things, the Company acquired FWB through the merger of Merger Sub with and into FWB (the “Merger”); and

WHEREAS, pursuant to terms of the Merger Agreement, in the Merger the shares of capital stock of FWB were converted into the right to receive the Merger Consideration specified in the Merger Agreement; and

WHEREAS, effective November 15, 2021, the Company and Fortis entered into a settlement letter (the “Settlement Letter”) pursuant to which, among other things, the Company agreed to pay to the former stockholders of FWB an amount equal to the Aggregate Settlement Proceeds (as defined in the Settlement Letter) on the terms set forth in the Settlement Letter; and

WHEREAS, the Company paid to the former stockholders of FWB an aggregate of $2,414,955 pursuant to the terms of the Settlement Letter; and

WHEREAS, on April 29, 2022, the Company announced that it had stopped making payments under the Settlement Letter; and

WHEREAS, on May 19, 2022, Fortis filed an action against the Company in the Court of Chancery of the State of Delaware (the “Court”), captioned Fortis Advisors LLC, in its Capacity as the Shareholders’ Representative for the Former Stockholders of First Wave Bio, Inc. v. First Wave BioPharma, Inc. f/k/a AzurRx BioPharma, Inc., C.A. No. 2022-0436 alleging breach of contract and anticipatory repudiation or, alternatively, unjust enrichment (the “Action”); and

WHEREAS, on July 29, 2022 (the “Term Sheet Date”), the Company and Fortis entered into a binding Term Sheet (the “Term Sheet”) setting forth the terms of a settlement of the disputes between them; and

WHEREAS, on the Term Sheet Date, the Company paid, as directed by Fortis and for the benefit of the former stockholders of FWB, $1,500,000 (the “Upfront Payment”), the receipt of which is hereby acknowledged; and

WHEREAS, the Term Sheet contemplated that the Company and Fortis would enter into a more formal agreement incorporating the terms of the Term Sheet; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of incorporating and superseding the Term Sheet.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company, Fortis and the Individuals (to the extent applicable) (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.       Definitions. Capitalized terms defined in the body of this Agreement shall have the corresponding meanings ascribed thereto. Capitalized terms not otherwise defined above or elsewhere in this Agreement shall be construed to have the meanings set forth below.

(a) “Adrulipase” means all forms or formulations of the pharmaceutical compound adrulipase, including any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing, and any pharmaceutical product that is comprised of or contains any of the foregoing, alone or in combination with one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.

(b)       “Affiliate” shall have the meaning set forth in the Merger Agreement.

(c)       “Aggregate Consideration” with respect to any transaction contemplated by this Agreement, means the total value of the consideration paid by the acquirer or licensee in connection with such transaction to the Company or a Subsidiary of the Company and/or the Company’s stockholders (excluding payments for goods provided or to be provided, or services rendered or to be rendered, in each case by the Company, any Subsidiary of the Company or any third-party contractor retained or to be retained by the Company or any Subsidiary of the Company at a price not exceeding the cost to the Company, expense reimbursements and similar payments), the principal amount of all indebtedness for borrowed money of the Company or a Subsidiary of the Company assumed by the acquirer or licensee and the residual value of any equity interest in a Subsidiary or former Subsidiary retained by the Company or another Subsidiary after giving effect to such transaction, based on the Aggregate Consideration paid for the portion of the Subsidiary or former Subsidiary acquired in such transaction. Amounts paid into escrow, contingent payments and expected royalty or commercialization payments shall not be considered part of the Aggregate Consideration except to the extent actually paid to the Company, a Subsidiary of the Company or the Company’s stockholders. If the consideration payable by the Company to Fortis hereunder in connection with any transaction would be increased by additional consideration paid by the acquirer or licensee to the Company, a Subsidiary of the Company or the Company’s stockholders in such transaction upon the occurrence of future events or other contingencies, then the Aggregate Consideration in such transaction shall be deemed to include such increased payments if and when such contingent payments are paid to the Company or its stockholders. If the consideration paid by the acquirer or licensee to the Company, a Subsidiary of the Company or the Company’s stockholders in such transaction includes securities, the value of such securities shall be determined as follows: (a) the value of securities for which there is an established trading market shall be equal to the average of the closing market prices for the five trading days prior to the issuance of such securities by the acquirer or licensee, and (b) the value of securities that have no established trading market, and the value of all other non-cash consideration, shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company based on the implied value of such securities in the context of the applicable transaction. If the consideration to be paid is computed by reference to, or paid in, a currency other than United Sates dollars, the value of such foreign currency shall be converted into United States dollars at the prevailing exchange rate on the date or dates on which such consideration is paid. For clarity, the Aggregate Consideration deemed to be paid to a Subsidiary of the Company shall be determined on a pro rata basis based on the percentage of the equity securities of the Subsidiary owned by the Company, directly or indirectly, immediately prior to giving effect to the transaction in which Aggregate Consideration is paid to the Subsidiary.

(d)       “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in the City of New York are open for the general transaction of business.

(e)       “Company Sale” means (i) a transaction or series of related transactions in which any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any person who immediately prior to the consummation of such transaction or transactions owns more than a majority of the Company’s outstanding voting securities, acquires more than 50% of the combined voting power of the voting securities of the Company, (ii) a consolidation or merger of the Company with or into another entity, unless the stockholders of the Company immediately prior to the consummation of such consolidation or merger own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Company. For purposes of this definition, the term “Company” shall refer to the Company and any successor, acquiror or surviving company of the Company.

(f)       “First Commercial Sale” means, with respect to Adrulipase, the first sale for monetary value of Adrulipase for use or consumption by the end user of Adrulipase in a country after Adrulipase has been granted any and all approvals of any applicable regulatory authority necessary to commercially distribute, sell or market Adrulipase in such country.

(g)       “Niclosamide” shall mean all forms or formulations of the pharmaceutical compound niclosamide, including any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing, and any pharmaceutical product that is comprised of or contains any of the foregoing, alone or in combination with one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.

(h)       “Person” shall have the meaning set forth in the Merger Agreement.

(i)       “Pilot Study for Adrulipase” means any in vivo proof of concept study or clinical trial for Adrulipase.

(j)       “Phase 3 Pivotal Study” means any single clinical study that is prospectively designed to demonstrate that a product is safe and effective for use in a particular indication in a manner sufficient to evaluate the overall benefit-risk relationship of the product and to provide an adequate basis for physician labeling, and which, at the time of initiation of such clinical study, is intended and expected to be the primary basis without the need for further clinical data to support or maintain regulatory approval for of such product for such indication.

(k)       “Qualifying Company Sale” means a Company Sale pursuant to which the Aggregate Consideration is at least $[***].

(l)       “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

2.       Second Payment. The Parties agree and acknowledge that on September 9, 2022 (the “Second Payment Date”), the Company paid, as directed by Fortis and for the benefit of the former stockholders of FWB, $1.0 million in cash by wire transfer of immediately available U.S. dollars, which payment constitutes the “Second Payment” as such term is defined in the Term Sheet, the receipt of which is hereby acknowledged.

3.       Effect of Second Payment. Effective as of the Second Payment Date, the obligation of the Company to pay the Aggregate Settlement Proceeds (as defined in the Settlement Letter) and any obligation of the Company under the Merger Agreement to pay the amounts comprising the Aggregate Settlement Proceeds shall be deemed to have been fully satisfied, discharged and extinguished in all respects.

4.       Termination of Certain Obligations. Effective as of the Term Sheet Date, the provisions of Section 2(c) of the Settlement Letter are hereby terminated and of no further force and effect.

5.       Dismissal of Action. In consideration of the Second Payment made for the benefit of the former stockholders of FWB as directed by Fortis, Fortis (a) caused its counsel to execute and deliver a stipulation of dismissal (the “Stipulation of Dismissal”) dismissing the Action with prejudice, and (b) on September 13, 2022, caused its counsel to file the executed Stipulation of Dismissal with the Court.

6.       Third Payment. Upon the earlier of (a) November 30, 2022 and (ii) two Business Days after the date on which the Company consummates one or more public or private sales of its equity and/or equity related securities after the Term Sheet Date resulting in aggregate gross proceeds (before deduction of underwriting discounts or commissions, placement agent fees and offering expenses payable by the Company but excluding the exercise price of any equity related securities issued in connection with such sales) of at least $[***], the Company shall pay, as directed by Fortis and for the benefit of the former stockholders of FWB, $2.0 million in cash (the “Third Payment”) by wire transfer of immediately available U.S. dollars to an account specified by Fortis. The date on which the Third Payment is made as provided herein is hereinafter referred to as the “Third Payment Date.”

7.       Adrulipase Milestone Payments. Within five Business Days following the first achievement of each of the milestone events with respect to Adrulipase described in the following table (each, an “Adrulipase Milestone Event”), the Company shall notify Fortis in accordance with Section 8.1 of the Merger Agreement that such Adrulipase Milestone Event has been achieved. The Company shall, following the delivery of such notice and in any event within 90 days following the achievement of an Adrulipase Milestone Event, pay or cause to be paid in cash, as directed by Fortis and for the benefit of the former stockholders of FWB, the applicable milestone payment amount listed in the applicable row for such Milestone Event (a “Milestone Payment”) in cash by wire transfer of immediately available U.S. dollars to an account specified by Fortis.

Milestone Event	Milestone Payment
Readout of Pilot Study for Adrulipase demonstrating a Coefficient of Fat Percentage of at least 80.0%	$[***]
The earlier of (a) readout of Phase 3 Pivotal Study for Adrulipase demonstrating a Coefficient of Fat Percentage of at least 80.0% or (b) First Commercial Sale of Adrulipase	$[***]

8.        Sale or License of Adrulipase.

(a)       In the event that the Company, directly or indirectly through one or more of its Subsidiaries, effects the sale(s) or license(s) of rights with respect to Adrulipase or any grant of option(s), right(s) of first negotiation, right(s) of first refusal, or other similar right(s) with respect to any potential such sale(s) or license(s) (including any related commercial arrangements entered into contemporaneously therewith) (an “Adrulipase Transaction”), the Company shall, except as provided in Section 8(f) below, pay, as directed by Fortis and for the benefit of the former stockholders of FWB, a percentage of the Aggregate Consideration paid in such Adrulipase Transaction as set forth below:

% of Aggregate Consideration	Aggregate Consideration
[***]%	Consideration up to $[***]
[***]%	Excess over $[***] and less than or equal to $[***]
[***]%	Excess over $[***]

(b)       For clarity, if more than one Adrulipase Transaction shall be consummated, then the amount of the Aggregate Consideration used to calculate the total consideration payable for the benefit of the former stockholders of FWB, and as directed by Fortis, hereunder in connection with such Adrulipase Transactions shall be the aggregate amount of Aggregate Consideration paid in all such Adrulipase Transactions.

(c)       For clarity, if any obligations owed to Fortis, for the benefit of the former stockholders of FWB, set forth in Section 7 of this Agreement remain outstanding at the time of an Adrulipase Transaction, such obligations shall survive the Adrulipase Transaction and the Company shall not enter into any definitive agreement with respect to such Adrulipase Transaction unless either (i) the acquirer counterparty involved in such Adrulipase Transaction assumes such obligations in connection with the Adrulipase Transaction or (ii) such obligations are fully paid by or on behalf of the Company from the proceeds of the Adrulipase Transaction within two (2) Business Days of the receipt thereof.

(d)       The Company shall notify Fortis, as provided in Section 8.1 of the Merger Agreement, not less than two Business Days after the Company enters into a definitive agreement for any Adrulipase Transaction (an “Adrulipase Transaction Notice”), which Adrulipase Transaction Notice shall describe the amount and form of the Aggregate Consideration payable with respect thereto. The portion of the Aggregate Consideration payable for the benefit of the former stockholders of FWB, and as directed by Fortis, from any Adrulipase Transaction shall be paid within two (2) Business Days of receipt by the Company or its stockholders in the form received by the Company or its stockholders, subject to the following Section 8(e).

(e)       Notwithstanding anything to the contrary set forth in Section 8(a), if either (i) the acquirer or licensee in an Adrulipase Transaction is an Affiliate of the Company immediately prior to such Adrulipase Transaction (but subject to Section 8(f) below) or (ii) the Aggregate Consideration payable in an Adrulipase Transaction consists of securities or other non-cash consideration, in each case, Fortis shall have the right, exercisable within seven (7) Business Days of the date the Adrulipase Transaction Notice is deemed to have been given to elect to cause the acquirer or licensee in such Adrulipase Transaction, as applicable, to assume the obligations of the Company under this Section 8 in lieu of the Company making the payments for the benefit of the former shareholders of FWB, and as directed by Fortis, pursuant to Section 8(a) in connection with the Adrulipase Transaction (an “Adrulipase Assumption Election”), and the consummation of such Adrulipase Transaction shall be conditioned on such assumption of obligations. If Fortis does not make a timely Adrulipase Assumption Election in accordance with this Section 8(e) in connection with a particular Adrulipase Transaction, Fortis shall be deemed to have irrevocably waived such right with respect to such Adrulipase Transaction, but not with respect to any other Adrulipase Transaction.

(f)       For clarity, in the event that the Company, directly or indirectly through one or more of its Subsidiaries, sells, transfers, leases, licenses or otherwise conveys rights in Adrulipase to one or more of its Subsidiaries, so long as the Company and its Subsidiaries collectively continue to own all of the right, title and interest to Adrulipase owned by the Company and its Subsidiaries prior to such transaction, no payments will be due for the benefit of the former stockholders of FWB pursuant to Section 8(a) in connection therewith, provided that all obligations of the Company set forth in this Section 8 shall survive such transaction and the Company and the Subsidiary or Subsidiaries receiving such rights to Adrulipase shall be jointly and severally liable for all obligations under this Section 8 with respect to all Adrulipase Transactions consummated thereafter.

(g)       Notwithstanding anything to the contrary set forth in Section 7 or 8, in no event shall the recipients of the payments made hereunder as directed by Fortis for the benefit of the former stockholders of FWB, be entitled to receive more than $[***] in the aggregate pursuant to Section 7 and this Section 8.

9.       Sale or License of Niclosamide.

(a)       In the event that the Company, directly or indirectly through one or more its Subsidiaries, effects the sale(s) or license(s) of rights with respect to Niclosamide or any grant of option(s), right(s) of first negotiation, right(s) of first refusal, or other similar right(s) with respect to any potential such sale(s) or license(s) (including any related commercial arrangements entered into contemporaneously therewith) (a “Niclosamide Transaction”), the Company shall, except as provided in Section 9(h) below, pay, as directed by Fortis and for the benefit of the former stockholders of FWB, an amount equal to [***]% of the Aggregate Consideration paid in such Niclosamide Transaction; provided, however, that if the Company shall have initiated a clinical trial of Niclosamide for a potential treatment of irritable bowel disease (“IBD”) prior to entering into a definitive agreement for a Niclosamide Transaction, then the percentage of the Aggregate Consideration to be paid by the Company to Fortis, for the benefit of the former stockholders of FWB, shall be reduced to [***]%.

(b)       For clarity, if more than one Niclosamide Transaction shall be consummated, then the amount of the Aggregate Consideration used to calculate the total consideration payable for the benefit of the former stockholders of FWB, as directed by Fortis, hereunder in connection with such Niclosamide Transactions shall be the aggregate amount of Aggregate Consideration paid in all such Niclosamide Transactions.

(c)       The Company shall not enter into any Niclosamide Transaction without the prior written consent of Fortis, for the benefit of the former stockholders of FWB, which shall not be unreasonably withheld, delayed or conditioned, unless the terms of the Niclosamide Transaction include an obligation of the acquirer or licensee, as applicable, to pay the Company and/or its stockholders Aggregate Consideration in cash of at least $[***] upon the closing of the Niclosamide Transaction and such Niclosamide Transaction involves the potential receipt of contingent payment of at least $[***] (a “Qualifying Niclosamide Transaction”). No consent of Fortis shall be required for the Company to consummate a Qualifying Niclosamide Transaction.

(d)       The Company shall notify Fortis, as provided in Section 8.1 of the Merger Agreement, not less than ten (10) Business Days prior to entering into a definitive agreement for a Niclosamide Transaction (a “Niclosamide Transaction Notice”), which Niclosamide Transaction Notice shall describe the terms of the Niclosamide Transaction in reasonable detail. If such Niclosamide Transaction is not a Qualifying Niclosamide Transaction, Fortis shall notify the Company in writing of its determination whether to approve such Niclosamide Transaction within seven (7) Business Days of the date the Niclosamide Transaction Notice is deemed to have been given. If Fortis does not timely provide such written notice in accordance with the foregoing, Fortis shall be deemed to have irrevocably approved such Niclosamide Transaction. If Fortis provides timely notice of its determination not to approve such Niclosamide Transaction, the Company and Fortis shall negotiate in good faith to seek to make such changes to the proposed terms of such Niclosamide Transaction as are reasonably necessary for Fortis to approve such Niclosamide Transaction; provided, that Fortis shall have no obligation to approve any such Niclosamide Transaction notwithstanding any such changes to the proposed terms thereof.

(e)       Upon the consummation of either a Qualifying Niclosamide Transaction or a Niclosamide Transaction approved in writing or deemed to be approved by Fortis as provided above, the Company shall have no further obligations to pursue the development of Niclosamide or to make any contingent payments to Fortis, for the benefit of the former stockholders of FWB, pursuant to Section 2.14 of the Merger Agreement all of which shall be deemed to be null and void and of no further force and effect from and after the date of consummation of such Niclosamide Transaction.

(f)       The portion of the Aggregate Consideration payable for the benefit of the former stockholders of FWB, and as directed by Fortis, from any Niclosamide Transaction shall be paid within two (2) Business Days of receipt by the Company or its stockholders in the form received by the Company or its stockholders, subject to the following Section 9(h).

(g)        Notwithstanding anything to the contrary set forth in Section 9(a), if either (i) the acquirer or licensee in a Niclosamide Transaction is an Affiliate of the Company immediately prior to such Niclosamide Transaction (but subject to Section 9(h) below) or (ii) the Aggregate Consideration payable in a Niclosamide Transaction consists of securities or other non-cash consideration, in each case, Fortis shall have the right, exercisable within seven (7) Business Days of the date the Niclosamide Transaction Notice is deemed to have been given to elect to cause the acquirer or licensee in such Niclosamide Transaction, as applicable, to assume the obligations of the Company under this Section 9 in lieu of the Company making the payments for the benefit of the former stockholders of FWB, and as directed by Fortis, pursuant to this Section 9 in connection with the Niclosamide Transaction (an “Niclosamide Assumption Election”), and the consummation of such Niclosamide Transaction shall be conditioned on such assumption. If Fortis does not make a timely Niclosamide Assumption Election for a particular Niclosamide Transaction in accordance with this Section 9(h), Fortis shall be deemed to have irrevocably waived such right with respect to such Niclosamide Transaction, but not with respect to any other Niclosamide Transaction. For the avoidance of doubt, if Fortis shall make a Niclosamide Assumption Election, such election in of itself shall not cause a Niclosamide Transaction to fail to qualify as a Qualifying Niclosamide Transaction.

(h)       For clarity, in the event that the Company, directly or indirectly through one or more of its Subsidiaries, sells, transfers, leases, licenses or otherwise conveys rights in Niclosamide to one or more of its Subsidiaries, so long as the Company and its Subsidiaries collectively continue to own all of the right, title and interest to Niclosamide owned by the Company and its Subsidiaries prior to such transaction, no payments will be due to Fortis pursuant to Section 9(a) in connection therewith, provided that all obligations of the Company set forth in this Section 9 shall survive such transaction and the Company and the Subsidiary or Subsidiaries receiving such rights to Niclosamide shall be jointly and severally liable for all obligations under this Section 9 with respect to all Niclosamide Transactions consummated thereafter.

(i)       Effective as of the Term Sheet Date, the obligations of the Company to use its “Commercially Reasonable Efforts” (as defined in the Merger Agreement) to develop Niclosamide pursuant to Section 2.14(d) of the Merger Agreement shall be tolled until the second (2nd) anniversary of the Term Sheet Date.

10.       Company Sale.

(a)       Upon the consummation of a Company Sale that is a Qualifying Company Sale, the Company shall pay, as directed by Fortis and for the benefit of the former stockholders of FWB, within two (2) Business Days of receipt by the Company or its stockholders of the Aggregate Consideration with respect to such Company Sale an aggregate amount equal to $4.0 million in cash, plus the Third Payment, whether or not such payment is then due and payable pursuant to Section 6, to the extent not paid prior thereto, by wire transfer of immediately available U.S. dollars to an account specified by Fortis.

(b)       In the event of the consummation of any Company Sale that is not a Qualifying Company Sale, the Company shall either, at the written election of Fortis, (i) pay, as directed by Fortis and for the benefit of the former stockholders of FWB, within two (2) Business Days of receipt by the Company or its stockholders of the Aggregate Consideration with respect to such Company Sale, (A) an amount equal to $4.0 million multiplied by a fraction, the numerator of which is the Aggregate Consideration payable in connection with such Company Sale and the denominator of which is $[***] and (B) the Third Payment, whether or not such payment is then due and payable pursuant to Section 6, to the extent not paid prior thereto, by wire transfer of immediately available U.S. dollars to an account specified by Fortis, or (ii) subject to the provisions of Section 10(c) below, cause the successor, acquirer or surviving company in such Company Sale to assume the obligations of the Company under this Section 10 with respect to a subsequent Company Sale (a “Company Sale Assumption Election”).

(c)       The Company shall notify Fortis, as provided in Section 8.1 of the Merger Agreement, not less than five (5) Business Days prior to entering into a definitive agreement for a Company Sale (a “Company Sale Notice”), which Company Sale Notice shall describe the terms of the Company Sale in reasonable detail. If such Company Sale is not a Qualifying Company Sale, Fortis shall have the right, exercisable within three (3) Business Days of the date the Company Sale Notice is deemed to have been given to make a Company Sale Assumption Election with respect to such Company Sale. If Fortis does not make a timely Company Sale Assumption Election, Fortis shall be deemed to have irrevocably waived such right with respect to such Company Sale.

(d)       In the event that any obligations owed to Fortis, for the benefit of the former stockholders of FWB, set forth in Sections 7, 8 and 9 of this Agreement remain outstanding at the time of the Company Sale, such obligations shall survive the Company Sale and the Company shall not enter into any definitive agreement with respect to such Company Sale unless the successor, acquirer or surviving company, as applicable, in such Company Sale assumes such obligations in connection with the Company Sale.

(e)       Notwithstanding the provisions of Sections 8 and 9 hereof, if an Adrulipase Transaction or a Niclosamide Transaction qualifies as a “Company Sale” pursuant to clause (c) of the definition of “Company Sale,” Fortis, for the benefit of the former stockholders of FWB, shall have the right, at any time up to seven (7) Business Days after the date an Adrulipase Transaction Notice or Niclosamide Transaction Notice, as applicable, is deemed to have been given to elect to treat such Adrulipase Transaction or Niclosamide Transaction, as applicable, as a Company Sale subject to the terms of this Section 10, in lieu of the provisions of Section 8 or Section 9, as applicable. If Fortis does not make a timely election to treat such Adrulipase Transaction or Niclosamide Transaction, as applicable, as a Company Sale subject to the terms of this Section 10(e), Fortis shall be deemed to have irrevocably waived such right and Section 8 or 9, as applicable, will apply to such Adrulipase Transaction or a Niclosamide Transaction.

11.       Mutual Releases. Each of the Parties on behalf of themselves and their present and future parent, Affiliates and subsidiaries, and each of their respective present and future officers, directors, stockholders, managers, members, partners, representatives, employee, agents, attorneys and assigns (collectively, the “Releasors”) do hereby release, remise, discharge and forever acquit each of the other Parties and their present and future parent, Affiliates and subsidiaries, and each of their respective present and future officers, directors, stockholders, managers, members, partners, representatives, employee, agents, attorneys and assigns (collectively, the Releasees”) from any and all actions, causes of action, suits, rights, debts, claims and demands, in law or in equity, whether known or unknown, suspected or unsuspected, that the Releasors ever had, now have or hereinafter can, shall or may have against the Releasees, based upon or by reason of any matter, cause or thing in each case arising out of or connected with the allegations, contentions, claims, cross claims and counterclaims raised or that could have been raised by each of the Parties in the Action, including but not limited to, reasonable attorneys’ fees and costs (the “Released Claims”), and the Releasors covenant not to sue the Releasees for any Released Claims.

12.       Non-Disparagement.

(a)       The Company hereby agrees that it will not make any knowingly false and disparaging statements or representations, either directly or indirectly, whether orally or in writing, to any Person about Fortis, First Wave Bio, Inc. or the Individuals or any of their respective Releasees, or Niclosamide.

(b)       Fortis and the Individuals hereby agree that they will not make any knowingly false and disparaging statements or representations, either directly or indirectly, whether orally or in writing, to any Person about the Company or any of its Releasees.

(c)       For purposes of this Section 12, a disparaging statement or representation is any knowingly false communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product or service quality of the person or entity to whom the communication relates. For the avoidance of doubt, nothing herein shall prevent the Parties from making any truthful statements about one another, or from making truthful statements in connection with any legal proceeding or investigation by any governmental authority.

13.       Representations and Warranties. The Parties represent and warrant to each other that (a) they have the requisite power and authority to enter into this Agreement and to fully perform the obligations undertaken by them hereunder, (b) no other person or entity has, had or will have any interest in the claims, demands, obligations or causes of action referred to in this Agreement, (c) they are under no obligation or restriction that would in any way interfere or conflict with their performance hereunder, (d) they do not presently have on file any claims, charges, grievances or complaints against each other, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal, panel or arbitrators, public or private, based upon any actions or omissions by each other, (e) they are not presently aware of any claims they have against one another that are not covered by the releases set forth in Section 11 above, and (f) in executing this Agreement, no Party relied on any promises, inducements, or representations made by any other Party or third party.

14.       Confidentiality. The terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their representatives who have a need to know the contents of this Agreement, and the Parties shall not, and shall cause their respective representatives not to, disclose them to, or otherwise communicate them to, any third party other than: (a) their Affiliates, employees, officers, and directors, (b) their financial, tax, and/or legal advisor(s) and insurer(s) as required for purposes of complying with state or federal tax laws or rules or regulations of any governmental or regulatory body, on terms which preserve confidentiality; (c) pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure; (d) as far as necessary to implement and enforce any of the terms of this Agreement; and (e) the Company shall have the right to file a redacted copy of this Agreement and to disclose the terms hereof to the extent required based on the advice of counsel pursuant to applicable securities laws or the rules and regulations of any securities exchange or trading market on which its securities are listed or quoted for trading; provided that, to the extent practicable, the Company shall provide Fortis a reasonable opportunity to review and comment prior to making such disclosure. Should a Party receive valid legal process (e.g., a subpoena or document request) seeking this Agreement or its terms, said Party shall raise reasonable objections to production of the Agreement and its terms, and shall promptly provide written notice to the other Parties so that they may also raise timely objections. Notwithstanding anything to the contrary in this Agreement, Fortis may disclose the terms of this Agreement to the former shareholders of FWB, in which case Fortis will advise them that the existence and terms of the Agreement are confidential, but that they may share them with their professional advisors as needed.

15.       Expenses. Other than $[***] paid by the Company to Fortis prior to entering into this Agreement to cover certain of Fortis’s legal fees, receipt of which is hereby acknowledged, each Party hereto shall bear its own costs, expenses and attorneys’ fees in connection with the Action and the preparation and negotiation of this Agreement.

16.       Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, successors, assigns and legal representatives.

17.       Opportunity to Review and Consult. The Parties acknowledge that each has read, understood and approved this Agreement, and each has consulted and/or has had an opportunity to consult with independent counsel regarding this Agreement.

18.       No Duress or Undue Influence. The Parties represent, warrant and agree that this Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. The Parties further acknowledge that they enter this Agreement with the intent to be legally bound to the terms thereof.

19.       Amendments and Modifications. This Agreement may only be amended or modified by a written agreement duly signed by each of the Parties.

20.       Compromise; No Admissions. The Parties understand and agree that this Agreement constitutes a compromise of disputed claims and the existence of this Agreement shall not be construed as an admission of fault, liability or wrongdoing, or the truth of the allegations, claims, counterclaims or contentions of any party, and that there are no covenants, promises, undertakings or understandings between the Parties outside of this Agreement except as specifically set forth herein.

21.       Complete Agreement; Prior Agreements Superseded. This Agreement constitutes the complete and entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, commitment, agreement and understanding, both written and oral, relating to the subject matter hereof. Without limiting the generality of the foregoing (i) except as expressly modified hereby, the Merger Agreement shall continue in full force and effect, and (ii) the Term Sheet and the Settlement Letter shall be deemed to be superseded by this Agreement and shall have no further force and effect.

22.       Miscellaneous. Sections 8.1 (Notices), 8.5 (Enforcement), 8.6(a) and (c) (Amendment and Waiver), 8.9 (Counterparts), 8.10 (Governing Law), 8.11 (Severability) and 8.12 (Joint Drafting) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if incorporated herein in their entirety. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signature page immediately follows]

WHEREFORE, the Parties hereto have caused this Agreement to be signed as of the date first above written.

FIRST WAVE BIOPHARMA, INC.

By:
Name:
Title:

FORTIS ADVISORS LLC

By:
Name:
Title:

By:
Name: Gary Glick, Individually

By:
Name: Leonard Oremland, Individually